Exhibit 10.1
Amendment No. 2 to Employment Agreement
This Amendment No. 2 to the Employment Agreement (as defined below) (the “Amendment”), is made this 27th day of October, 2010 between Idenix Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of Delaware (together with its successors and assigns, the “Company”) and Dr. Jean-Pierre Sommadossi, a resident of the Commonwealth of Massachusetts, and the Company’s Chairman, President and Chief Executive Officer (the “Employee”).
WHEREAS, the Company and the Employee are parties to that certain Employment Agreement, dated May 6, 2003, as amended on December 23, 2008 (the “Employment Agreement”), and
WHEREAS, the Company and the Employee wish to amend the Employment Agreement in accordance with the guidance under IRS Notice 2010-6.
NOW THEREFORE, in consideration of the mutual covenants and responsibilities contained herein, the Company and the Employee (individually, a “Party” and, together, the “Parties”) hereto agree as follows, effective immediately, and to the extent consistent with IRS Notice 2010-6, January 1, 2009:
1.	Section 4.D of the Agreement is rewritten in its entirety to read as follows:

Termination Upon Death or Disability. The Employment Period and the Employee’s employment hereunder shall be terminated by the death of the Employee. The Employment Period and the Employee’s employment hereunder shall be terminated if the Employee shall be rendered incapable of engaging in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months (a “Disability”).
2.	Section 5.B. of the Agreement is amended to delete any provision for payment or benefits on account of Disability.

3.	The following section shall be inserted immediately after Section 5.E of the Agreement:
F. Timing of Payments. All payments and benefits provided by this Section 5 shall be paid to the Employee on the 60th day following the Employee’s termination or employment or on such later date determined under Section 18(c); provided that the Employee has executed and submitted an employee release in the form attached hereto and incorporated herein by reference (the “Employee Release”) and the statutory period during with the Employee is entitled to revoke such Employee Release has expired on or before that 60th day.

4.	The following sections shall be inserted immediately after Section 7.D of the Agreement:

E. Confidentiality. The Employee shall keep confidential and not disclose any and all non-public information concerning the Company that the Employee acquires during the course of the Employee’s employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition.

F. Nondisparagement. Neither the Employee nor the Company shall make any false, disparaging or derogatory statements to any person or entity, including, without limitation, any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company, regarding, in the case of the Employee, the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs or financial condition and regarding, in case of the Company, the Employee; provided, however, that nothing herein shall be construed as preventing the Employee or the Company from making truthful disclosures to any governmental entity or in any litigation or arbitration or as otherwise required by applicable law.

G. Co-operation with Litigation and Patent Prosecution. To the extent permitted by law, the Employee agrees to cooperate with the Company in the defense or prosecution of any patents, patent filings, claims or actions which already have been brought, are currently pending or filed, or which may be brought in the future against or on behalf of the Company and relate to matters which occurred while the Employee was employed by the Company, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. The Employee’s full cooperation in connection with such patent, patent filings, claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company at reasonable times mutually agreed to by the Employee and the Company. As a condition of such co-operation, the Company shall reasonably compensate the Employee for his time and effort. In addition, the Company shall reimburse the Employee for any reasonable out-of-pocket expenses incurred at the request of the Company. Furthermore, to the extent that the a claim or action is brought by a third party other than the Company against the Employee for his compliance with this section, the Company shall indemnify the Employee for such claim or action; provided, however, that the Employee has acted in good faith and with reasonable care. The Employee agrees that he will notify the Company promptly in the event that he is served with a subpoena or in the event that he is asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.

The Employee hereby agree that at the request of and without charge to the Company, but at the Company’s expense, he will execute a written assignment to the Company of any idea, discovery, invention, improvement, writing or other material or design conceived by the Employee during the term of his employment with the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that he will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon.

In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure the Employee’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee irrevocably designate and appoint the General Counsel of the Company as the Employee’s attorney-in-fact to act on the Employee’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.
5.	The existing Section 7.E of the Agreement is rewritten to reference Section 7.H.

6.	Section 8 is amended to refer to the Employee Release referred to in Section 5.F. of the Agreement.

7.	All other terms and conditions of the Agreement remain in full force and effect.
IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above and this Amendment shall be effective and binding on the Parties from such date.

IDENIX PHARMACEUTICALS, INC.
/s/Maria Stahl
Maria Stahl
Senior Vice President and General Counsel

EMPLOYEE
/s/ Jean-Pierre Sommadossi
Jean-Pierre Sommadossi
Chairman and Chief Executive Officer

Form of General Release Agreement
The undersigned (“You”) hereby acknowledges and agrees that by signing this Release Agreement and accepting the severance benefits provided for in your Employment Agreement, dated May 6, 2003, as amended as of the date hereof, You are releasing the Company its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, successors and assigns, agents and employees (each in their individual and corporate capacities) (the “Related Parties”) from any and all claims, charges and complaints (“Claims”) of any kind whatsoever from the beginning of time through and including                     (the “Separation Date”) . Your waiver and release bars you from recovering against the Company any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company up through and including the Separation Date. You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.
Without limiting the foregoing general waiver and release, You specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation: (i) Claims under any state (including, without limitation, Massachusetts or any other state where You worked for the Company, specifically including the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, §1 et seq.) or federal discrimination (including but not limited to the Age Discrimination in Employment Act 29 U.S.C. §621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq. and Title VII of the Civil Rights Act of 1964 42 U.S.C. §20000e et seq.), fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date on which You sign this Agreement); (ii) Claims under any other state (including, without limitation, Massachusetts or any other state where You worked for the Company) or federal employment related statute, regulation or executive order (as they may have been amended through the date on which You sign this Agreement) relating to wages, hours or any other terms and conditions of employment; (iii) Claims under any state (including, without limitation Massachusetts or any other state where You worked for the Company) or federal common law theory, including but not limited to any claims arising under the Employment Agreement; and (iv) any other Claim arising under other state or federal law.
You acknowledge and agree that, but for providing this waiver and release, You would not be receiving the severance benefits provided for in this Agreement.

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